Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of BioSpecifics Technologies Corp. on Form S-8 (No. 333-160583) of our report dated March 14, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for the years then ended, and the effectiveness of BioSpecifics Technologies Corp.'s internal control over financial reporting as of December 31, 2015, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

New York, New York
March 14, 2016